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                                                                    EXHIBIT 11

                                CARDIAC SCIENCE, INC.


                         COMPUTATION OF PER SHARE INFORMATION


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
                                                        THREE MONTHS ENDED              NINE MONTHS ENDED
                                                   ----------------------------    -------------------------
                                                   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                        1997           1996            1997            1996
                                                   -------------   -------------   -------------   -------------
Earnings:
Net income (loss)                                   $  (367,080)    $  (164,552)    $  (806,633)    $  (582,618)
                                                    -----------     -----------     -----------     -----------
                                                    -----------     -----------     -----------     -----------
Computation of primary per share  information:
     Shares: Weighted average number of
                 shares outstanding                   3,821,300       3,411,436       3,558,261       3,388,686
                                                    -----------     -----------     -----------     -----------
                                                    -----------     -----------     -----------     -----------

Primary earnings per share:
Net income (loss)                                   $      (.10)    $      (.05)    $      (.23)    $      (.17)
                                                    -----------     -----------     -----------     -----------
                                                    -----------     -----------     -----------     -----------
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